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                                                                    Exhibit 10.2

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the "Agreement") between Cotelligent, Inc. ("Cotelligent"), a Delaware corporation, and Daniel E. Jackson
("Employee") is hereby entered into and effective as of the 25th   day January,
2000 ("Effective Date"). This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Cotelligent and Employee, including but not limited to that certain Employment Agreement dated as of February 20, 1996, as amended by the Amendment to Employment Agreement dated June 1997 (collectively, the "Original Agreement"), by and between Cotelligent and Employee.

                                R E C I T A L S

The following statements are true and correct:

As of the date of this Agreement, Cotelligent, through its operating subsidiaries, is engaged primarily in the business of providing information technology consulting and outsourcing services to organizations with complex information system and technology operations. References herein to "Cotelligent" are intended to include Cotelligent and its operating subsidiaries, as may be applicable in the circumstances.

Employee is and will be employed hereunder by Cotelligent in a confidential relationship wherein Employee, in the course of his employment with Cotelligent, is and will become familiar with and aware of information as to Cotelligent's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by Cotelligent, and future plans with respect thereto, all of which will be established and maintained at great expense to Cotelligent; this information is a trade secret and constitutes the valuable goodwill of Cotelligent.

Employee and Cotelligent have previously entered into the Original Agreement and do hereby desire to set forth the terms and conditions of Employee's continued employment with Cotelligent and to amend and restate the Original Agreement as set forth herein.

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                              A G R E E M E N T S

1.  Employment and Duties.
    ---------------------
    (a) Cotelligent hereby employs Employee as its Executive Vice President, Chief Financial Officer and Treasurer. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of such an executive officer and will report solely and directly to the Chairman and Chief Executive Officer. Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 1 (c) agrees to devote his time, attention and efforts to promote and further the business of Cotelligent.

    (b) Employee shall faithfully adhere to, execute and fulfill all lawful policies established by Cotelligent.
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    (c) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of
Section 3 hereof. Cotelligent hereby acknowledges that the Employee shall spend a de minimis amount of time each year engaged in certain business activities in connection with Lexar Capital Management, LLC, which Cotelligent agrees shall not be deemed to interfere with Employee's duties and responsibilities hereunder, provided that such activities do not violate the terms of Section 3 hereof.

2. Compensation. For all services rendered by Employee, Cotelligent shall compensate Employee as follows:

    (a) Base Salary. Beginning on the Effective Date, the base salary payable to Employee shall be $375,000 per year, payable on a regular basis in accordance with Cotelligent's standard payroll procedures but not less than monthly. On at least an annual basis, the Board will review Employee's performance and may increase such base salary if, in its reasonable discretion, any such increase is warranted. Such salary increase would, in all likelihood, require approval by the Board or a duly constituted committee thereof. Once the base salary has been increased it shall thereafter not be reduced without the consent of Employee.

    (b) Incentive Bonus and Long Term Incentives. For fiscal year 2000 and subsequent fiscal years during the Employee's employment with the Company hereunder, Employee shall be eligible to receive annual incentive bonuses based upon such factors as the Board shall determine in its discretion, including but not limited to the Employee's individual performance and the Company's performance, and shall be eligible to participate in Cotelligent's Long-Range Bonus Incentive Plan ("LBIP").

    Employee may be considered for grants of long term incentives or equity awards from Cotelligent on an annual basis to ensure that Employee receives incentives or awards that are competitive with those granted to similarly situated chief financial officers of publicly held companies comparable to Cotelligent.

    (c) Executive Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from Cotelligent in such form and to such extent as specified below:

          (1) Participation for Employee in coverage for Employee and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that Cotelligent may have in effect from time to time, benefits provided to Employee under this clause (1) to be at least equal to such benefits provided to other Cotelligent executives.

          (2) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services

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               pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with Cotelligent's expense-reporting policy.

          (3) Four (4) weeks paid vacation for each year during the period of employment ending on the anniversary of the date on which the period of employment commenced (pro rated for any year in which Employee is employed for less than a full year).

          (4) Reimbursement of $1500 per month, subject to modification by the Board, for expenses incurred by Employee in connection with the leasing or acquisition of an automobile.

          (5) Such other executive perquisites as may be available to or deemed appropriate for Employee by the Board and participation in all other Cotelligent-wide employee benefits as available from time to time. Employee shall be entitled to defer receipt of all or a portion of his base salary or incentive bonus and Cotelligent shall cooperate to properly effect such deferral.

3.  Non-Competition Agreement.

    (a) Employee will not, during the period of his employment by or with Cotelligent, and for a period of two (2) years immediately following the termination of his employment under this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

          (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with Cotelligent (including its subsidiaries), within 100 miles of where Cotelligent or where any of its subsidiaries conducts business (the "Territory");

         (ii) call upon, or cause others to call upon, any person who is, at that time, within the Territory, an employee of Cotelligent (including its subsidiaries) in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Cotelligent (including its subsidiaries), provided that Employee shall be permitted to call upon and hire any member of his or her immediate family;

        (iii) call upon, or cause others to call upon, any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of Cotelligent (including its subsidiaries) within the Territory for the purpose of soliciting or selling products or services in direct competition with Cotelligent (including its subsidiaries) within the Territory;

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         (iv) call upon, or cause others to call upon, any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor in the computer consulting and contract programming business, which candidate was either called upon by Cotelligent (including its subsidiaries) or for which Cotelligent (including its subsidiaries) made an acquisition analysis, for the purpose of acquiring such entity; or

         (v) disclose customers, whether in existence or proposed, of Cotelligent (including its subsidiaries) to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that Cotelligent (including its subsidiaries) has in the past disclosed such information to the public for valid business reasons.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

     (b) Because of the difficulty of measuring economic losses to Cotelligent including its subsidiaries as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Cotelligent including its subsidiaries for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by Cotelligent including its subsidiaries in the event of breach by him, by injunctions and restraining orders.

     (c) It is agreed by the parties that the foregoing covenants in this
Section 3 impose a reasonable restraint on Employee in light of the activities and business of Cotelligent (including its subsidiaries) on the date of the execution of this Agreement and the current plans of Cotelligent; but it is also the intent of Cotelligent and Employee that such covenants be construed and enforced in accordance with the changing activities and business of Cotelligent throughout the term of this covenant. For example, if, during the term of this Agreement, Cotelligent (including its subsidiaries) engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefore, then Employee will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its operating location(s) through the term of this covenant.

     It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with Cotelligent (including its subsidiaries), or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this Section 3, and in any event such new business, activities or location are not in violation of this Section 3 or of Employee's obligations under this Section 3, if any, Employee shall not be chargeable with a violation of this Section 3 if Cotelligent (including its subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

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     (d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     (e) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Cotelligent (including its subsidiaries), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Cotelligent (including its subsidiaries) of such covenants. It is specifically agreed that the period of two (2) years stated at the beginning of this Section 3, during which the agreements and covenants of Employee made in this Section 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 3.

4.  Place of Performance.

     (a) Employee understands that he may be requested by the Board to relocate from his residence in the San Francisco Bay Area to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement. In such event, Cotelligent will pay all relocation costs to move Employee, his immediate family and their personal property and effects. Such costs may include, by way of example, but are not limited to, pre-move visits to search for a new residence, investigate schools or for other purposes; temporary lodging and living costs prior to moving into a new permanent residence; duplicate home carrying costs; all closing costs on the sale of Employee's residence in the San Francisco Bay Area and on the purchase of a comparable residence in the new location; and added income taxes that Employee may incur if any relocation costs are not deductible for tax purposes. The general intent of the foregoing is that Employee shall not personally bear any out-of-pocket cost as a result of any relocation, with an understanding that Employee will use his best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation with minimal disruption to the business affairs of Cotelligent and the personal life of Employee and his family.

     (b) Notwithstanding the above, if Employee is requested by the Board of Cotelligent to relocate and Employee refuses, such refusal shall not constitute "cause" for termination of this Agreement under the terms of Section 5(c) and Employee may be deemed to be terminated without cause under the terms of Section 5(d).

5. Term: Termination: Rights on Termination. The term of this Agreement shall begin on the date hereof and continue for two (2) years (the "Initial Term"). The term shall be extended an additional year on each anniversary of the Effective Date unless at least sixty (60) days prior to any such anniversary either party gives notice in writing to the other that the Agreement will not be so extended an additional year. This Agreement and Employee's employment may be terminated in any one of the following ways:

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     (a) Death. The death of Employee shall immediately terminate this
Agreement. In the event this Agreement is terminated pursuant to this Section 5(a), (i) Employee's estate shall receive one lump-sum payment equal to two times the Employee's most recent base annual salary, to be payable as soon as practicable after the effective date of such termination, and (ii) notwithstanding anything to the contrary contained in any relevant option agreements, any and all outstanding options granted to Employee by Cotelligent shall immediately vest upon such termination (to the extent not theretofore vested) and may be exercised by Employee's estate at any time within one (1) year following the effective date of such termination, after which any such options not exercised by Employee's estate would be forfeited.

     (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for six (6) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), Cotelligent may terminate Employee's employment hereunder provided Employee is unable to resume his full-time duties at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished Cotelligent with a written statement from a qualified doctor to such effect and provided, further, that, at Cotelligent's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by Cotelligent who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated pursuant to this Section 5(b), (i) Cotelligent shall, for a period of not more than two (2) years, pay to Employee a supplement in each of such years equal to the difference between (x) Employee's most recent annual base salary and (y) the amount of payments received by Employee on account of such disability during each such year, and
(ii) notwithstanding anything to the contrary contained in any relevant option agreements, any and all outstanding options granted to Employee by Cotelligent shall immediately vest upon such termination (to the extent not theretofore vested) and may be exercised by Employee at any time within one (1) year following the date that Employee's disability was established, after which any such options not exercised by Employee would be forfeited.

     (c) Good Cause. Cotelligent may terminate the Agreement ten (10) days after written notice to Employee for good cause, which shall be: (1) Employee's willful, material and irreparable breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten
(10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder which materially and adversely affects the operations or reputation of Cotelligent (including its subsidiaries); (3) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of Cotelligent (including its subsidiaries) which materially and adversely affects the operations or reputation of Cotelligent (including its subsidiaries); or (4) Employee's conviction of a felony crime. Employee shall not be deemed terminated for good cause unless and until there has been delivered to Employee a copy of a resolution adopted by either at least a majority of the entire Board of Directors or at least two-thirds (2/3) of all of the independent, non-employee directors

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at a meeting of the Board called and held for such purpose. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

     (d) Without Cause. Employee may only be terminated without cause by Cotelligent if such termination is approved by a majority of the Board. Should Employee be terminated by Cotelligent without cause, Employee shall receive, in one lump-sum payment payable as soon as practicable after the effective date of termination, an amount which shall equal (i) two times Employee's most recent base annual salary plus (ii) two times Employee's most recent annual bonus (not including any payments made under Cotelligent's LBIP) (the "Termination Payment"); it is specifically understood and agreed that, in the event Employee's employment is terminated without cause, Cotelligent shall in all circumstances be required to pay the Termination Payment to Employee, regardless of whether Employee has obtained other employment following such termination and Employee shall be under no duty to mitigate such amount or take any action to lessen Cotelligent's liability for such payment, which is intended to be absolute. Further, any termination without cause by Cotelligent shall operate to shorten the period set forth in Section 3(a) and during which the terms of
Section 3 apply to one (1) year from the date of termination of employment.

Any group health continuation coverage that Cotelligent is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") shall be offered upon termination and Cotelligent shall pay the cost of such COBRA coverage.

Employee shall be deemed to have been terminated without cause by Cotelligent if
(i) Cotelligent breaches Section 2(a) of this Agreement, (ii) Employee is requested to relocate outside the San Francisco Bay Area and Employee does not consent to relocate, (iii) Cotelligent fails to continue Employee as Executive Vice President or more senior position unless Employee is terminated for good cause, or (iv) Employee shall be assigned any duties materially inconsistent with, or Employee's responsibilities shall be significantly limited, or Employee shall be significantly demoted, in any case so as not to be serving in an executive vice president capacity to Cotelligent and its subsidiaries and affiliates, and the continuance thereof for a period of five (5) business days after written notice from Employee that he is unwilling to accept such changes in duties or responsibilities.

In the event Employee is terminated without cause pursuant to this Section 5(d), Employee's options shall become fully vested and Employee shall have, notwithstanding anything to the contrary contained in any relevant option agreements, ninety (90) days within which to exercise any vested options, after which any options not exercised by Employee would be forfeited; provided, however, if Employee is terminated without cause pursuant to this Section 5(d) within one (1) year following a Change in Control (as defined in Section 12(e) hereunder), Employee shall have, notwithstanding anything to the contrary contained in any relevant option agreements, one (1) year within which to exercise any vested and outstanding options, to the extent permitted by the underlying agreements governing the Change in Control, after which any options not exercised by Employee would be forfeited.

At any time after the commencement of employment, Employee may, without cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to Cotelligent. If Employee voluntarily resigns or otherwise terminates his

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employment without cause pursuant to this Section 5(d), (i) Employee shall receive no cash severance compensation and (ii) notwithstanding anything to the contrary contained in any relevant option agreements, Employee shall have ninety
(90) days within which to exercise any previously vested and outstanding options, after which any such options not exercised by Employee would be forfeited.

     (e)  Change in Control of Cotelligent.  Refer to Section 12 below.

Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above or in
Section 12. All other rights and obligations of Cotelligent and Employee under this Agreement shall cease as of the effective date of termination, except that Cotelligent's obligations under Section 9 herein and Employee's obligations under Sections 3, 6, 7, 8 and 10 herein shall survive such termination in accordance with their terms.

If termination of Employee's employment arises out of Cotelligent's failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by Cotelligent, as determined by a court of competent jurisdiction or pursuant to the provisions of Section 16 below, Cotelligent shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce his rights hereunder. Further, none of the provisions of Section 3 shall apply in the event this Agreement or the Employee's employment hereunder is terminated as a result of a breach by Cotelligent.

6. Return of Company Property. All records, designs, patents, business plans, financial statements, financial records, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of Cotelligent (including its subsidiaries) or their representatives, vendors or customers which pertain to the business of Cotelligent (including its subsidiaries) shall be and remain the property of Cotelligent (including its subsidiaries) and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of Cotelligent (including its subsidiaries) which is collected by Employee shall be delivered promptly to Cotelligent without request by it upon termination of Employee's employment.

7. Inventions. Employee shall disclose promptly to Cotelligent any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one
(1) year thereafter, and which are directly related to the business or activities of Cotelligent and which Employee conceives as a result of his employment by Cotelligent. Employee hereby assigns and agrees to assign all his interests therein to Cotelligent or its nominee. Whenever requested to do so by Cotelligent, Employee shall execute any and all applications, assignments or other instruments that Cotelligent shall deem necessary

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to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Cotelligent's interest therein.

8. Trade Secrets. Employee agrees that he will not, during or after the term of this Agreement with Cotelligent, disclose the specific terms of Cotelligent's relationships or agreements with its significant vendors or customers or any other significant and material trade secret of Cotelligent, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever other than as required by law or to attorneys or accountants or other agents of the Company.

9. Indemnification. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by Cotelligent against Employee), by reason of the fact that he is or was performing services under this Agreement, then Cotelligent shall indemnify and hold harmless the Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and Cotelligent are made a party to the same third-party action, complaint, suit or proceeding, Cotelligent agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by Cotelligent shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and Cotelligent shall pay all attorneys' fees and costs of such separate counsel. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to Cotelligent for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of Cotelligent.

10. No Prior Agreements. Employee hereby represents and warrants to Cotelligent that the execution of this Agreement by Employee and his employment by Cotelligent and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify Cotelligent for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against Cotelligent based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

11. Assignment: Binding Effect. Employee understands that he has been selected for employment by Cotelligent on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two
(2) sentences and the express provisions of Section 12 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

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12.  Change in Control.

     (a) Employee understands and acknowledges that Cotelligent may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of Cotelligent hereunder.

     (b) In the event of a pending Change in Control (as defined below) wherein Cotelligent and Employee have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of Cotelligent's business and/or assets that such successor is willing and able as of the closing to assume and agree to perform Cotelligent's obligations under this Agreement in the same manner and to the same extent that Cotelligent is hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by Cotelligent without cause and the applicable portions of Section 5(d) will apply; however, under such circumstances, the amount of the severance payment due to Employee (a) shall be payable in a lump-sum payment on the effective date of the termination and (b) the non-competition provisions of Section 3 shall not apply whatsoever.

     (c) In the case of any Change in Control, Employee may, at his sole discretion, elect to terminate this Agreement by providing written notice to Cotelligent at least two (2) business days prior to the anticipated closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of Section 5(d) will apply as though Cotelligent had terminated the Agreement without cause; however, under such circumstances, the amount of the severance payment due to Employee (a) shall be payable in a lump-sum payment on the effective date of the termination of this Agreement and (b) the non-competition provisions of Section 3 shall all apply for a period of two
(2) years from the effective date of termination of this Agreement.

     (d) For purposes of applying Section 5 under the circumstances described in
(b) and (c) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Employee must be paid in full by Cotelligent at or prior to such closing. Further, Employee will be given sufficient time and opportunity to elect whether to exercise all or any of his vested options to purchase Cotelligent Common Stock, including any options with accelerated vesting under the provisions of Cotelligent's 1995 Long-Term Incentive Compensation Plan and 1998 Long-Term Incentive Compensation Plan, such that he may convert the options to shares of Cotelligent Common Stock at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.

     (e)  A "Change in Control" shall be deemed to have occurred if:

              (i) The consummation of a merger or consolidation of the Cotelligent with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Cotelligent immediately prior to such merger, consolidation or other reorganization;

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             (ii) The sale, transfer or other disposition of all or
          substantially all of the Company's assets;

            (iii) A change in the composition of the Board, as a result of which fewer that one-half of the incumbent directors are directors who either (x) had been directors of Cotelligent on the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (y) were elected, or nominated with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

             (iv) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Cotelligent representing at least 30% of the total voting power represented by Cotelligent then outstanding voting securities. For purposes of this Paragraph (iv), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of such Exchange Act but shall exclude:

                   (x) A trustee or other fiduciary holding securities under an employee benefit plan of Cotelligent or a subsidiary of Cotelligent; and

                   (y) A corporation owned directly or indirectly by the stockholders of Cotelligent in substantially the same proportions as their ownership of the common stock of Cotelligent.

                A transaction shall not constitute a Change in Control if its sole purpose is to change the state of Cotelligent's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Cotelligent's securities immediately before such transactions.

     (f) Employee must be notified in writing by Cotelligent at any time if a Change in Control becomes likely or probable.

     (g) Cotelligent shall pay to Employee an amount that, on an after-tax basis (including federal income, excise and social security taxes, and state and local income taxes), equals any excise tax that is determined to be payable by Employee pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (and any interest or penalties related to the imposition of such excise tax), by reason of entitlements under this Agreement, as well as entitlements outside of this Agreement that are described in Section 280G(b)(2)(A)(i) of the Code. For purposes of this Section 12(g), Employee shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation. Such amount will be due and payable by Cotelligent or its successor within ten
(10) days after Employee delivers a written request for reimbursement accompanied by a statement from a nationally recognized consulting or accounting firm as may be agreed to by the parties setting forth the amount owed pursuant to this Section 12(g).

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

13. Complete Agreement. This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with Cotelligent or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Cotelligent and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Cotelligent and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

14. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

     To Cotelligent:  Cotelligent, Inc.
                      101 California Street-Suite 2050
                      San Francisco, California 94111

     To Employee:     Daniel E. Jackson
                      105 Geldert Drive
                      Tiburon, CA 94920

     Copies of Notices given to Employee shall be sent to:

                      Orrick, Herrington & Sutcliffe LLP
                      400 Sansome Street
                      San Francisco, CA 94111
                      Attention:  Jonathan M. Ocker, Esq.
                      Fax:  (415) 773-5759

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

15. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

16. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in Sections 5(b) and 5(c), respectively, or that Cotelligent has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by Cotelligent.

17. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of California.

18. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

19. Attorneys' Fees. Cotelligent shall pay Employee's attorneys' fees with respect to the preparation and negotiation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              COTELLIGENT, INC.


                              By:    /s/ James R. Lavelle
                                   ------------------------------
                              Name:   James R. Lavelle
                              Title:  Chairman, Chief Executive Officer and
                                      President



                              EMPLOYEE:


                              /s/ Daniel E. Jackson
                              -------------------------
                              Daniel E. Jackson

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